Exhibit 10.7

March 27, 2018

Dario Paggiarino

26 Beacon Street

Apt 67E

Burlington, MA 01803

Dear Mr. Paggiarino:

This letter (the “Agreement”) will confirm our offer to you of employment with pSivida Corp. (the “Company”), under the terms and conditions that follow.

1.	Position and Duties.

(a)    Your employment commenced on August 1, 2016, or such other date as the Company and you may have agreed, (the “Start Date”) on a full-time basis, as its Chief Medical Officer, reporting to the Chief Executive Officer of the Company. During your employment, you may be asked from time to time to serve as a director or officer of one or more of the Company’s subsidiaries, in each case, without further compensation. If your employment with the Company terminates for any reason, then concurrently with such termination, you will be deemed to have resigned from any director, officer, trustee, or other positions you may hold with the Company, the Company’s subsidiaries, or any of their respective related committees, trusts, or other similar entities, in each case unless otherwise agreed in writing by the Company and you.

(b)    You agree to perform the duties of your position and such other duties as may reasonably be assigned to you consistent therewith from time to time. You also agree that, while employed by the Company, you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its subsidiaries and to the discharge of your duties and responsibilities for them.

(c)    You agree that, while employed by the Company, you will comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to your position, as in effect from time to time.

2.    Compensation and Benefits. During your employment, as compensation for all services performed by you for the Company and its subsidiaries and subject to your full performance of your obligations hereunder, the Company will provide you the following pay and benefits:

(a)    Base Salary. The Company will pay you a base salary at the rate of $396,550 per year, payable in accordance with the regular payroll practices of the Company (as may be adjusted, from time to time, the “Base Salary”).

(b)    Bonus Compensation. For each fiscal year completed during your employment under this Agreement, you will be eligible to earn an annual cash bonus. Your target bonus will be 35.0% of the Base Salary (the “Target Bonus”), with the actual amount of any such bonus being determined by the Board of Directors of the Company (the “Board”) in its discretion, based on your performance and that of the Company against goals established by the Board. Except as otherwise expressly provided in Section 5 hereof, you must be employed through the date a bonus is paid in order to be eligible for the bonus.

(c)    Participation in Employee Benefit Plans. You will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided you under this Agreement (e.g., a severance pay plan). Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

(d)    Vacations. You will be entitled to earn four (4) weeks of vacation per year, in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company. Vacation shall otherwise be subject to the policies of the Company, as in effect from time to time.

(e)    Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified from time to time. Your right to payment or reimbursement for business expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.

3.	Confidential Information and Restricted Activities.

(a)    Confidential Information. During the course of your employment with the Company, you will learn of Confidential Information, as defmed below, and you may develop Confidential Information on behalf of the Company and its subsidiaries. You agree that you will not use or disclose to any Person (except as required by applicable law or for the proper performance of your regular duties and responsibilities for the Company) any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its subsidiaries. You agree that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination. Nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

You cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets by unauthorized means.

(b)    Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its subsidiaries, and any copies, in whole or in part, thereof, other tl1an your rolodex (or electronic equivalent), which we agree is your property, (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or tinles as the Board or its designee may specify, all Documents then in your possession or control. You also agree to disclose to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which you have password-protected on any computer equipment, network or system of the Company or any of its subsidiaries.

(c)    Assignment of Rights to Intellectual Property. You shall promptly and fully disclose all Intellectual Property to the Company. You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest in and to all Intellectual Property. You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. You will not charge the Company for time spent in complying with these obligations. All copyrightable works that you create during your employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

(d)    Restricted Activities. You agree that the following restrictions on your activities during and after your employment are necessary to protect the good will, Confidential Information, trade secrets and other legitimate interests of the Company and its subsidiaries:

(i)    While you are employed by the Company and during the twelve (12)-month period immediately following termination of your employment, regardless of the reason therefor (in the aggregate, tl1e “Restricted Period”), you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, Compete with the Company or any of its subsidiaries in any geographic area in which the Company does business or is actively planning to do business during your employment or, with respect to the portion of the Restricted Period that follows the termination of your employment, at the time your employment terminates (the “Restricted Area”) or undertake any planning for any business competitive with the Company or any of its subsidiaries in the Restricted Area. Specifically, but without limiting the foregoing, you agree not to work or provide services, in any capacity, anywhere in the Restricted Area, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is engaged in any business that is specifically engaged in drug delivery ophthalmology for delivery in the anterior or posterior segment, or, with respect to the portion of the Restricted Period that follows the termination of your employment, at the time your employment terminates. Notwithstanding the foregoing, in the event of any termination of your employment pursuant to Section 4(b) or Section 4(c) below that occurs prior to the first anniversary of the Start Date, the Restricted Period shall mean the period that commences on the Start Date and ends on the date that is six (6) months following the date that your employment terminates.

(ii)    During the Restricted Period, you will not directly or indirectly (a) solicit or encourage any customer, vendor, supplier or other business partner of the Company or any of its subsidiaries to terminate or diminish its relationship with them; or (b) seek to persuade any such customer, vendor, supplier or other business partner or prospective customer, vendor, supplier or other business partner of the Company or any of its subsidiaries to conduct with anyone else any business or activity which such customer, vendor, supplier or other business partner or prospective customer, vendor, supplier or other business partner conducts or could conduct with the Company or any of its subsidiaries; provided, however, that these restrictions shall apply (y) only with respect to those Persons who are or have been a business partner of the Company or any of its subsidiaries at any time within the immediately preceding two (2)-year period or whose business has been solicited on behalf of the Company or any of the subsidiaries by any of their officers, employees or agents within such two (2) year period, other than by form letter, blanket mailing or published advertisement, and (z) only if you have performed work for such Person during your employment with the Company or one of its subsidiaries or been introduced to, or otherwise had contact with, such Person as a result of your employment or other associations with the Company or one of its subsidiaries or have had access to Confidential Information which would assist in your solicitation of such Person.

(iii)    During the Restricted Period, you will not, and will not assist any other Person to, (a) hire or engage, or solicit for hiring or engagement, any employee of the Company or any of its subsidiaries or seek to persuade any employee of the Company or any of its subsidiaries to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its subsidiaries to terminate or diminish his, her or its relationship with them. For the purposes of this Agreement, an “employee” or an “independent contractor” of the Company or any of its subsidiaries is any person who was such at any time within the preceding eighteen (18) months.

(e)    In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this Section 3. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its subsidiaries, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 3, the damage to the Company and its subsidiaries would be irreparable. You therefore agree that the Company, in addition and not in the alternative to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond, together with an award of its reasonable attorney’s fees incurred in enforcing its rights hereunder. So that the Company may enjoy the full benefit of the covenants contained in this Section 3, you further agree that the Restricted Period shall be tolled, and shall not run, during the period of any breach by you of any of the covenants contained in this Section 3. You and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s subsidiaries shall have the right to enforce all of your obligations to that subsidiary under this Agreement, including without limitation pursuant to this Section 3. Finally, no claimed breach of this Agreement or other violation of law attributed to the Company, or change in the nature or scope of your employment or other relationship with the Company or any of its subsidiaries, shall operate to excuse you from the performance of your obligations under this Section 3.

4.    Termination of Employment. Your employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a)    By the Company for Cause. The Company may terminate your employment for Cause upon notice to you setting forth in reasonable detail the nature of the Cause. The following, as determined by the Board in its reasonable, good faith judgment, shall constitute “Cause” for termination: (i) your substantial failure to perform (other than by reason of disability), or gross negligence in the performance of, your duties and responsibilities to the Company or any of its subsidiaries; (ii) your material breach of this Agreement or any other agreement between you and the Company or any of its subsidiaries; (iii) your commission of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; or (iv) other conduct by you that is or could reasonably be expected to be harmful to the interests or reputation of the Company or any of its subsidiaries, in each such case, you shall have a one-time 30-day period to cure such Cause.

(b)    By the Company Without Cause. The Company may terminate your employment at any time other than for Cause upon notice to you.

(c)    By You for Good Cause. You may terminate your employment for Good Cause by (A) providing notice to the Company specifying in reasonable detail the condition giving rise to the Good Cause no later than the thirtieth (30th) day following your first becoming aware of such event or condition; (B) providing the Company a period of (30) days to remedy the event or condition; and (C) terminating your employment for Good Cause within fifteen (15) days following the expiration of the period to remedy if the Company fails to remedy the condition. The following, if occurring without your consent, shall constitute “Good Cause” for termination by you: (i) a material diminution in the nature or scope of your position, duties, or authority (other than temporarily while you are physically or mentally incapacitated to such a degree that you would be eligible for disability benefits under the Company’s disability income plan or as required by applicable law); (ii) a material reduction in the Base Salary or the Target Bonus opportunity; (iii) a material breach by the Company of this Agreement; (iv) a requirement by the Company that you relocate to a location more than thirty (30) miles from Watertown, Massachusetts.

(d)    By You Without Good Cause. You may terminate your employment at any time without Good Cause upon sixty (60) days’ notice to the Company. The Board may elect to waive such notice period or any portion thereof; but in that event, the Company shall pay you the Base Salary for that portion of the notice period so waived.

(e)    Death and Disability. Your employment hereunder shall automatically terminate in the event of your death during employment. In the event you become disabled during employment and, as a result, are unable to continue to perform substantially all of your duties and responsibilities under this Agreement, either with or without reasonable accommodation, the Company will continue to pay you the Base Salary and to provide you benefits in accordance with Section 2(c) above, to the extent permitted by plan terms, for up to twelve (12) weeks of disability during any period of three hundred sixty-five (365) consecutive calendar days. If you are unable to return to work after twelve (12) weeks of disability, the Company may terminate your employment, upon notice to you. If any question shall arise as to whether you are disabled to the extent that you are unable to perform substantially all of your duties and responsibilities for the Company and its subsidiaries, you shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom you or your guardian, if any, has no reasonable objection to determine whether you are so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and you fail to submit to the requested medical examination, the Company’s determination of the issue shall be binding on you.

5.	Other Matters Related to Termination.

(a)    Final Compensation. In the event of termination of your employment with the Company, howsoever occurring, the Company shall pay you (i) the Base Salary for the final payroll period of your employment, through the date that your employment terminates; (ii) compensation at the rate of the Base Salary for any vacation time earned but not used as of the date your employment terminates; and (iii) reimbursement, in accordance with Section 2(e) hereof, for business expenses incurred by you but not yet paid to you as of the date your employment terminates; provided you submit all expenses and supporting documentation required within sixty (60) days of the date your employment terminates, and provided further that such expenses are reimbursable under Company policies as then in effect (all of the foregoing, “Final Compensation”). Except as otherwise provided in Section 5(a)(iii), Final Compensation will be paid to you within thirty (30) days following the date of termination (or such shorter period required by law).

(b)    Severance Payments. In the event of any termination of your employment pursuant to Section 4(b) or Section 4(c) above, the Company will pay you, in addition to Final Compensation, (i) the Base Salary for the period of twelve (12) months from the date of termination, provided, however, that if such termination occurs within twelve (12) months following the Start Date (a “Year One Termination”), the Company will instead pay you, in addition to Final Compensation, the Base Salary for the period of six (6) months from the date of termination; (ii) one times the Target Bonus, or 0.5 times the Target Bonus in the event of a Year One Termination, in either case, payable in equal installments during the period of Base Salary continuation under clause (i); and (iii) provided you timely elect continuation coverage for yourself and your eligible dependents under the federal law known as “COBRA” or similar state law, a monthly amount that equals the portion of the monthly health premiums paid by the Company on your behalf and that of your eligible dependents immediately preceding the date that your employment terminates until the earlier of (A) the last day of the period of Base Salary continuation under clause (i) and (B) the date that you and your eligible dependents become ineligible for COBRA coverage pursuant to applicable law or plan terms. The severance payments described in clauses (i) through (iii) above are referred to as the “Severance Payments”. In the event a Change of Control occurs following the Start Date, and any options to purchase Stock or shares of restricted Stock held by you are assumed or substituted in such Change of Control, all such assumed or substituted options and restricted shares that remain outstanding and are not fully vested at the time of any subsequent termination of your employment pursuant to Section 4(b) or Section 4(c) will accelerate and vest in full upon such termination and the options will remain exercisable until the earlier of the first anniversary of the date of your employment termination (or three (3) months following the date of your employment termination in the case of any incentive stock options) and last day of the option term (the “Equity Acceleration”).

(c)    Conditions to and Timing of Severance Payments. Any obligation of the Company to provide you the Severance Payments and the Equity Acceleration is conditioned, however, on your signing and returning to the Company a timely and effective separation agreement containing a general release of claims substantially in the form attached hereto as Exhibit A (the “Release of Claims”) and other customary terms in the form provided to you by the Company at the time your employment is terminated. The Release of Claims must become effective, if at all, by the sixtieth (60th) calendar day following the date your employment is terminated. Any Severance Payments. to which you are entitled will be provided in the form of salary continuation, payable in accordance with the normal payroll practices of the Company. The first payment will be made on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date of termination; but that first payment shall include all amounts accrued retroactive to the day following the date your employment terminated.

(d)    Benefits Termination. Except as provided in Section S(b) above or under COBRA, your participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment, without regard to any continuation of the Base Salary or other payment to you following termination and you shall not be eligible to earn vacation or other paid time off following the termination of your employment.

(e)    Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 3. The obligation of the Company to make payments to you under Section 5(b), and your right to retain the same, are expressly conditioned upon your continued full performance of your obligations under Section 3 hereof. Upon termination by either you or the Company, all rights, duties and obligations of you and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

6.	Timing of Payments and Section 409A.

(a)    Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section l.409A-1(b) (including without limitation by reason of a short-term deferral or the safe harbor set forth in Section l.409A-l (b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section l.409A-l(a)(5); or (C) other amounts or benefits that are not subject to the requirements of, or satisfy an exception from treatment as deferred compensation under, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(b)    For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section l.409A-l(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section l.409A-l(i).

(c)    Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d)    In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

7.    Definitions. For purposes of this Agreement, the following definitions apply:

“Change of Control” means

(A)    The acquisition by any Person (defined for purposes of this definition as any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”))) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the common stock of the Company; provided, however, that for purposes of this subsection (A), an acquisition shall not constitute a Change of Control if it is: (i) either by or directly from the Company, or by an entity controlled by the Company, (ii) by any employee benefit plan, including any related trust, sponsored or maintained by the Company or an entity controlled by the Company (“Benefit Plan”), or (iii) by an entity pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (C) below; or

(B)    Individuals who, as of the effective date of this Agreement, constitute the Board (together with the individuals identified in the proviso to this subsection (B), the “Incumbent

Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of this agreement whose election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the directors then comprising the Incumbent Board shall be treated as a member of the Incumbent Board unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(C)    Consummation of a reorganization, merger or consolidation involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company (a “Transaction”), in each case unless, following such Transaction, (i) all or substantially all of the Persons who were the beneficial owners of the common stock of the Company outstanding immediately prior to such Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such Transaction (including, without limitation, an entity that as a result of such Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Transaction, of the outstanding common stock of the Company, (ii) no Person (excluding any entity or wholly-owned subsidiary of any entity resulting from such Transaction or any Benefit Plan of the Company or such entity or wholly-owned subsidiary of such entity resulting from such Transaction) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the transaction and (iii) at least a majority of the members of the board of directors or similar board of the entity resulting from such Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Transaction; or

(D)    Approval by the stockholders of the Company of a liquidation or dissolution of the Company.

“Confidential Information” means any and all information of the Company and its subsidiaries that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its subsidiaries from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement.

“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off Company premises) during your employment and during the period of twelve (12) months immediately following termination of your employment that relate either to the business of the Company or any of its subsidiaries or to any prospective activity of the Company or any of its subsidiaries or that result from any work performed by you for the Company or any of its subsidiaries or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its subsidiaries.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its subsidiaries.

8.    Conflicting Agreements. You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent.

9.    Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

10.    Assignment. Neither you nor the Company may maim any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without your consent to one of its subsidiaries or to any Person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

11.    Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.    Miscellaneous. This Agreement sets forth the entire agreement between you and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. You agree to submit to the exclusive jurisdiction of the courts situated in the county in which the Company’s headquarters is located in connection with any dispute arising out of this Agreement.

13.    Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

14.    Indemnification. During your employment or service as a member of the Board, and for all periods thereafter for which you may be subject to liability for your acts or omissions to act with respect to your duties to the Company as an officer or director, the Company shall indemnify you and provide advancement of expenses in accordance with the terms of the Company’s Certificate of Incorporation, as may be amended from time to time, and the indemnification agreement to be entered into between you and the Company substantially in the form attached hereto as Exhibit B.

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If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me no later than March 23, 2018. At the time you sign and return it, this letter will take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed copy is for your records.

Sincerely yours,

/s/ Nancy Lurker

Nancy Lurker
President & CEO

Accepted and Agreed:

/s/ Dario Paggiarino

Dario Paggiarino

Date: March 27, 2018

EXHIBIT A

General Release and Waiver of Claims

For and in consideration of the severance benefits to be provided to me under the letter between me and pSivida Corp. (the “Company”), dated                  , 2017 (the “Agreement”), which are conditioned on my signing this General Release and Waiver of Claims (this “Release of Claims”), and to which I am not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and all others connected with or claiming through me, I hereby release and forever discharge the Company and its Affiliates, and all of their respective past, present and future officers, directors, shareholders, employees, employee benefits plans, administrators, trustees, agents, representatives, consultants, predecessors, successors and assigns, and all those connected with any of them, in tl1eir official and individual capacities (collectively, the “Released Parties”), from any and all causes of action, suits, rights and claims, demands, damages and compensation of any kind and nature whatsoever, whether at law or in equity, whether now known or unknown, suspected or unsuspected, contingent or otherwise, which I now have or ever have had against the Released Parties, or any of them, in any way related to, connected with or arising out of my employment and/or other relationship with the Company or any of its Affiliates, or the termination of such employment and/or other relationship, or pursuant to Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws of the state or states in which I have provided services to the Company or any of its Affiliates (each as amended from time to time) and/or any other federal, state or local law, regulation, or other requirement (collectively, the “Claims”) through the date that I sign this Release of Claims, and I hereby waive all such Claims. For purposes of this Release of Claims, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

I understand that nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency; provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by me or by anyone else on my behalf. I further understand that nothing contained in this Release of Claims shall be construed to limit, restrict or in any other way affect my communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity. Subject to this paragraph, I agree that I will not disparage or criticize the Company, its Affiliates, their business, their management or their products or services. The Company agrees that (i) the Company (via any authorized public statement) and (ii) its officers and members of its Board of Directors as of the date that my employment with the Company terminates will not disparage or criticize me or my reputation.

[I acknowledge and agree I have received any and all compensation and benefits due to me from the Company or any of its Affiliates, whether for services provided to the Company, under the Agreement, or otherwise, through the date that my employment with the Company terminated, except for any accrued, vested benefits that are unpaid as of the date that my employment with the Company terminates and are due in accordance with the terms of the Company’s benefit plans as in effect from time to time. I further acknowledge that, except as expressly provided hereunder, no further compensation or benefits are owed or will be provided to me by the Company or any of its Affiliates.]1

Anything in this Release to the contrary notwithstanding, I am not releasing or discharging any Claim under Section 14 of the Agreement or the Indemnification Agreement between me and the Company, dated September     , 2016, or any Claim with respect to any equity in the Company that I hold following the date that my employment with the Company terminates.

I acknowledge that I will continue to be bound by my obligations under the Agreement and under                                         2 that survive the termination of my employment by the terms thereof (the “Continuing Obligations”). I further acknowledge that the obligation of the Company to make the Severance Payments and provide the Equity Acceleration to me under the Agreement, and my right to retain the same, are expressly conditioned upon my continued full performance of the Continuing Obligations.

I understand that I must sign this Release of Claims, if at all, within [twenty-one (21)/forty-five (45)] days of the date hereof, and in no event prior to the date that my employment with the Company terminates. I acknowledge that this Release of Claims creates legally binding obligations, and that the Company has advised me to consult an attorney before signing it. In signing this Release of Claims, I give the Company assurance that I have signed it voluntarily and with a full understanding of its terms; that I have had sufficient opportunity of not less than [twenty-one (21)/forty-five (45)] days before signing this Release of Claims to consider its terms and to consult with an attorney, if I wished to do so, or to consult with any of the other persons described in the third sentence of the second paragraph hereof; and that I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims. I understand that I will have seven (7) days after signing this Release of Claims to revoke my signature, and that, if I intend to revoke my signature, I must do so in writing addressed and delivered to the [Contact Name and Title] prior to the end of the seven (7)- day revocation period. I understand that this Release of Claims will become effective upon the eighth (8th) day following the date that I sign it, provided that I do not revoke my acceptance in accordance with the immediately preceding sentence. This Release constitutes the entire agreement between me and the Company or any of its Affiliates and supersedes all prior and

[1]	Note to Draft: To be adjusted depending on when the release is presented to the Executive and whether final compensation has been paid yet.
[2]	Note to Draft: To include any other relevant documents.

contemporaneous communications, agreements and understandings, whether written or oral, with respect to my employment, its termination and all related matters, excluding only (i) the Continuing Obligations, which shall remain in full force and effect in accordance with their terms and (ii) any Claims not released or discharged by me.

Accepted and agreed:

Signature:
Dario Paggiarino

Date:

EXHIBIT B

Indemnification Agreement

This Indemnification Agreement, made and entered into effective                  , 2017 (“Agreement”), by and between pSivida Corp., a Delaware corporation (“Company”), and Dario Paggiarino (“Indemnitee”)

WHEREAS, it is reasonable, prudent and necessary for the Company to obligate itself to indemnify, and to advance expenses on behalf of, its directors and officers to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified; and

WHEREAS, Indemnitee is willing to serve the Company as an officer and a director and to take on additional service for or on its behalf on the condition that she be so indemnified;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1. Services by Indemnitee. Indemnitee agrees to serve as an officer and a director of the Company. Indemnitee may at any time and for any reason resign from such positions (subject to any other contractual obligation or any obligation imposed by operation of law).

Section 2. Indemnification - General. The Company shall indemnify, and advance Expenses (as hereinafter defined) to, Indemnitee (a) as provided in this Agreement and (b) (subject to the provisions of this Agreement) to the fullest extent permitted by applicable law in effect on the date hereof and as amended from time to time. The rights of Indemnitee provided under the preceding sentence shall include, but shall not be limited to, the rights set forth in the other Sections of this Agreement.

Section 3. Proceedings Other Than Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 3 if, by reason of her Corporate Status (as hereinafter defined), she is, or is threatened to be made, a party to or a participant in any threatened, pending or completed Proceeding (as hereinafter defined), other than a Proceeding by or in the right of the Company. Pursuant to this Section 3, Indemnitee shall be indemnified against all Expenses, judgments, penalties, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, penalties, fines and amounts paid in settlement) actually and reasonably incurred by her or on her behalf in connection with such Proceeding or any claim, issue or matter therein, if she acted in good faith and in a manner she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal Proceeding, had no reasonable cause to believe her conduct was unlawful.

Section 4. Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 4 if, by reason of her Corporate Status, she is, or is threatened to be made, a party to or a participant in any threatened, pending or completed Proceeding brought by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section, Indemnitee shall be indemnified against all Expenses (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses) actually and reasonably incurred by her or on her behalf in connection with such Proceeding if she acted in good faith and in a manner she reasonably believed to be in or not opposed to the best interests of the Company; provided, however, that indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been adjudged by a court of competent jurisdiction to be liable to the Company if and only to the extent that the Chancery Court of the State of Delaware (the “Delaware Court”), or court in which such Proceeding shall have been brought or is pending, shall determine that despite such adjudication of liability and in light of all circumstances, such indemnification may be made.

Section 5. Partial Indemnification. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of her Corporate Status, a party to (or a participant in) and is successful, on the merits or otherwise, in defense of any Proceeding, she shall be indemnified to the maximum extent permitted by law against all Expenses actually and reasonably incurred by her or on her behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by her or on her behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 6. Indemnification for Additional Expenses.

(a)    The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within thirty (30) days of such request) advance such Expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for (i) indemnification or advance payment of Expenses by the Company under this Agreement or any other agreement or by-law of the Company now or hereafter in effect; or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be.

(b)    Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of her Corporate Status, a witness, or is made (or asked) to respond to discovery reqnests, in any Proceeding to which Indemnitee is not a party, she shall be indemnified against all Expenses actually and reasonably incurred by her or on her behalf in connection therewith.

Section 7.    Advancement of Expenses. The Company shall advance all reasonable Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding within thirty (30) days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the obligation of the Company to advance Expenses pursuant to this Section 7 shall be subject to the condition that, if, when and to the extent that the Company determines that Indemnitee would not be permitted to be indemnified under applicable law, the Company shall be entitled to be reimbursed, within thirty (30) days of such determination, by I:nde:nmitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid; provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in accordance with the terms of this Agreement to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Company that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any advance of Expenses until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed).

Section 8. Procedure for Determination of Entitlement to Indemnification.

(a)    To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors of the Company (the “Board”) in writing that Indemnitee has requested indemnification.

(b)    Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 8(a) hereof, a determination, if required by applicable law, with respect to Indemnitee’ s entitlement thereto shall be made in the specific case by (A) a majority vote of the Disinterested Directors (as hereinafter defined), even though less than a quorum of the Board, or (B) if there are no such Disinterested Directors or, if such Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee, or (C) if contracting an Independent Counsel is impracticable or undesirable and if so directed by the Board, by the stockholders of the Company. If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within thirty (30) days after such determination. The Company and the Indemnitee shall each cooperate with the person, persons or entity malting such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys’ fees and disbursements) incurred by

Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification), and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(c)    In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 8(b) hereof, the Independent Counsel shall be selected by the Board, and the Company shall give written notice to Indemnitee advising her of the identity of the Independent Counsel so selected. Indemnitee may, within ten (I 0) days after such written notice of selection shall have been given, deliver to the Company a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 18 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or the Delaware Court has determined that such objection is without merit. If, within twenty (20) days after submission by Indemnitee of a written request for indemnification pursuant to Section 8(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition the Delaware Court for resolution of any objection which shall have been made by the Indemnitee to the selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the Delaware Court or by such other person as the Delaware Court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 8(b) hereof. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 8(b) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 8(c), regardless of the manner in which such Independent Counsel was selected or appointed. Upon the due commencement of any judicial proceeding pursuant to Section l0(a)(iii) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

(d)    The Company shall not be required to obtain the consent of the Indemnitee to the settlement of any Proceeding which the Company has undertaken to defend if the Company assumes full and sole responsibility for such settlement and the settlement grants the Indemnitee a complete and unqualified release in respect of the potential liability. The Company shall not be liable for any amount paid by the Indemnitee in settlement of any Proceeding that is not defended by the Company, unless the Company has consented to such settlement, which consent shall not be unreasonably withheld.

Section 9. Presumptions and Effect of Certain Proceedings.

(a)    In making a determination with respect to entitlement to indemnification or the advancement of expenses hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification or advancement of expenses under this Agreement if Indemnitee has submitted a request for indemnification or the advancement of expenses in accordance with Section 8(a) of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption. Neither the failure of the Company (including its board of directors or independent legal counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including its board of directors or independent legal counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(b)    If the person, persons or entity empowered or selected under Section 8 of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within ninety (90) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law: provided, however, that such 90-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 9(b) shall not apply (i) if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 8(b) of this Agreement and if (A) within thirty (30) days after receipt by the Company of the request for such determination the Board has resolved to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within ninety (90) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within thirty (30) days after such receipt for the purpose of malting such determination, such meeting is held for such purpose within ninety (90) days after having been so called and such determination is made thereat, or (ii) if the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 8(b) of this Agreement.

(c)    The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which she reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that her conduct was unlawful.

(d)    Reliance as Safe Harbor. For purposes of any determination of good faith, Indemnitee shall be presumed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Company or relevant enterprise, including financial statements, or on information supplied to Indemnitee by the officers of the Company or relevant enterprise in the course of their duties, or on the advice of legal counsel for the Company or relevant enterprise or on information or records given in reports made to the Company or relevant enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or relevant enterprise. The provisions of this Section 9(d) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

(e)    Actions of Others. The knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Company or relevant enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

Section 10.    Remedies of Indemnitee.

(a)    In the event that any of the following occur: (i) a determination is made pursuant to Section 8 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 7 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 8(b) of this Agreement within ninety (90) days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 5 or 6 of this Agreement within thirty (30) days after receipt by the Company of a written request therefor, or (v) payment of indemnification is not made within thirty (30) days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication by the Delaware Court of her entitlement to such indemnification or advancement of Expenses. Indemnitee shall commence any such proceeding within one hundred eighty (180) days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section IO(a).

(b)    In the event that a determination shall have been made pursuant to Section 8(b) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 10 shall be conducted in all respects as a de novo trial on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination.

(c)    If a determination shall have been made pursuant to Section 8(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 10, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d)    In the event that Indemnitee, pursuant to this Section 10, seeks a judicial adjudication of, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all expenses (of the types described in the definition of Expenses in Section 17 of this Agreement) actually and reasonably incurred by her in such judicial adjudication, but only if she prevails therein. If it shall be determined in said judicial adjudication that Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by Indemnitee in connection with such judicial adjudication shall be appropriately prorated. The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within thirty (30) days after receipt by the Company of a written request therefor) advance such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advance of Expenses from the Company under this Agreement or under any directors’ or officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of Expenses or insurance recovery, as the case maybe.

(e)    The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 10 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such judicial proceeding that the Company is bound by all the provisions of this Agreement.

Section I 1. Non-Exclusivity; Survival of Rights; Insurance; Subrogation.

(a)    The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the By-Laws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in her Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in the General Corporation Law of the State of Delaware, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Company’s By-Laws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b)    To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees or agents of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximun1 extent of the coverage available for any such director, officer, employee or agent under such policy or policies.

(c)    In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit or enforce such rights.

(d)    The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(e)    The Company’s obligation to indemnify or advance expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

Section 12. Duration of Agreement.

(a)    This Agreement shall continue until and terminate upon the later of: (a) 10 years after the last date that Indemnitee shall have served as a director or an officer of the Company (or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which Indemnitee served at the request of the Company); or (b) the final termination of any Proceeding then pending in respect of which Indemnitee is granted rights of indemnification or advancement of expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 10 of this Agreement relating thereto.

(b)    This Agreement shall not be deemed an employment contract between the Company (or any of its subsidiaries) and Indemnitee. Indemnitee specifically acknowledges that Indemnitee’ s employment with the Company (or any of its subsidiaries) is at will, and the Indemnitee may be discharged at any time for any reason, with or without cause, except as may be otherwise provided in any written employment contract between Indemnitee and the Company (or any of its subsidiaries), other applicable formal severance policies duly adopted by the Board or the Company’s Certificate of Incorporation, By-Laws or the General Corporation Law of the State of Delaware. The foregoing notwithstanding, this Agreement shall continue in force as provided above after such date as Indemnitee has ceased to serve as a director or an officer of the Company.

(c)    This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and her heirs, executors and administrators.

Section 13. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 14. Exception to Right of Indemnification or Advancement of Expenses. Except as provided in Section 6(a) of this Agreement, Indemnitee shall not be entitled to indemnification or advancement of Expenses under this Agreement with respect to any Proceeding brought by Indemnitee (other than a Proceeding by Indemnitee to enforce her rights under this Agreement), or any claim therein, unless the bringing of such Proceeding or making of such claim shall have been approved by the Board.

Section 15. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

Section 16. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 17. Construction. This Agreement shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by one of the parties, it being recognized that this Agreement is the result of arm’s-length negotiations among the parties.

Section 18. Definitions. For purposes of this Agreement:

(a)    “Corporate Status” describes the status of a person who is or was a director, officer, employee, fiduciary or agent of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Company.

(b)    “Disinterested Director” means a director of the company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(c)    “Effective Date” means September 15, 2016.

(d)    “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness, in, or otherwise participating in, a Proceeding.

(e)    “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(f)    “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Corporation or otherwise and whether civil, criminal, administrative or investigative, in which Indemnitee was, is, may be or will be involved as a party or otherwise, by reason of the fact that Indemnitee is or was a director or officer of the Company, by reason of any action taken by her or of any inaction on her part while acting as director or officer of the Company, or by reason of the fact that she is or was serving at the request of 1he Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; in each case whether or not she is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification or advancement of expenses can be provided under this Agreement; except one (i) initiated by an Indemnitee pursuant to Section 10 of this Agreement to enforce her right under this Agreement or (ii) pending on or before the Effective Date.

Section 19. Enforcement.

(a)    The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director and an officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director and an officer of the Company.

(b)    This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

Section 20. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

Section 21. Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder. The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise unless, and to the extent that, such failure actually and materially prejudices the interests of the Company.

Section 22. Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if (a) delivered by hand and receipted for by the party to whom said notice or other communication shall have been direct, or (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a)	If to Indemnitee to:

Dario Paggiarino

ADDRESS

ADDRESS

(b)	If to the Company to:

pSivida Corp.

480 Pleasant Street

Watertown, Massachusetts 02472

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

Section 23. Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (a) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (b) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

Section 24. Governing Law; Submission to Jurisdiction; Appointment of Agent for Service of Process. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. The Company and Indemnitee hereby irrevocably and unconditionally (a) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Delaware Court, and not in any other state or federal court in the United States of America or any court in any other country, (b) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (c) consent to the service of legal process outside the State of Delaware via registered mail or in-person service in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, (d) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (e) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or otherwise inconvenient forum.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

pSivida Corp.

By:
Nancy Lurker
President & CEO

INDEMNITEE

By:
		Name:	Dario Paggiarino